Exhibit 99.1

LAUREATE EDUCATION REPORTS SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2018 FINANCIAL RESULTS

COMPANY ANNOUNCES FURTHER PLANNED DIVESTITURES EXPECTED TO GENERATE OVER

$1 BILLION IN PROCEEDS AND CREATE A MORE FOCUSED AND SIMPLIFIED BUSINESS MODEL

BALTIMORE, MARYLAND - August 9, 2018 - Laureate Education, Inc. (NASDAQ: LAUR), the global leader in higher education, today announced financial results for the second quarter and the six months ended June 30, 2018.

Second Quarter 2018 Highlights (compared to second quarter 2017):

•                  Revenue of $1,247.9 million was up 3% on an organic constant currency basis(1). On a reported basis, revenue decreased 2% due to asset dispositions in prior periods.

•                  Operating income increased 9% or $21.9 million to $265.8 million.

•                  Net income for the quarter was $224.0 million, which includes a one-time $111.7 million derivative gain upon conversion of the preferred equity into common shares in April, as compared to $117.1 million in the second quarter of 2017.

•                  Adjusted EBITDA increased by $19.4 million to $361.2 million; up 6% on an organic constant currency basis.

Six Months Ended June 30, 2018 Highlights (compared to six months ended June 30, 2017):

•                  New enrollments increased 4% on an organic basis (excluding divestitures).

•                  Total enrollments increased 1% on an organic basis (excluding divestitures).

•                  Revenue of $2,133.2 million was up 3% on an organic constant currency basis(1). On a reported basis, revenue was essentially flat and affected by asset dispositions in prior periods.

•                  Operating income increased 32% or $57.3 million to $238.3 million.

•                  Net income for the six months was $395.5 million, which included a $309.8 million gain related to the completion of the previously announced sales of our Cyprus, Italy, China, Germany and Morocco institutions, and a $98.2 million derivative gain upon conversion of the preferred equity into common shares in April, as compared to a net loss of $3.3 million in the six months ended June 30, 2017.

•                  Adjusted EBITDA increased by $18.3 million to $408.7 million; up 7% on an organic constant currency basis.

“I’m pleased to report another strong quarter for the company,” said Eilif Serck-Hanssen, Chief Executive Officer. “The business is performing well and the key initiatives we’ve undertaken to simplify our business model are yielding strong results. Given our performance for the first half of 2018, we are reaffirming full-year 2018 guidance.”

Second Quarter 2018 Results

Revenue in the second quarter of 2018 was $1,247.9 million, a 2% decrease compared to the second quarter of 2017, affected by asset dispositions in prior periods. Operating income increased by $21.9 million to $265.8 million from $243.9 million in the second quarter of 2017. Net income was $224.0 million for the second quarter, compared to $117.1 million in the second quarter of the prior year. Diluted earnings per share were $1.00 for the second quarter of 2018.

Adjusted EBITDA was $361.2 million in the second quarter of 2018, a 6% increase compared to the second quarter of 2017. On an organic constant currency basis, revenue increased 3% and Adjusted EBITDA increased 6% compared to the second quarter of 2017.

Six Months Ended June 30, 2018 Results

New enrollments through year-to-date June 2018, excluding divestitures, increased 4% compared to our new enrollment activity through year-to-date June 2017. New enrollment performance reflects strong growth in Brazil, which was up 9%, led by 90% growth in new enrollments in Distance Learning in that segment. Andean & Iberian grew new enrollments 2%, and in the EMEAA segment our Australia business is scaling nicely, with enrollments increasing 8% as compared to the prior year period. Online & Partnerships new enrollments were down 5% for the period, with Walden new enrollments flat year-to-date, offset by our planned transition away from lower revenue and margin producing students in our partnership business. On an organic basis (excluding divestitures), total enrollments at June 30, 2018 increased 1% compared to June 30, 2017.

For the six months ended June 30, 2018, revenue was $2,133.2 million, a decrease of $0.2 million compared to the six months ended June 30, 2017, affected by asset dispositions in prior periods. Operating income increased $57.3 million compared to the 2017 fiscal period. Net income was $395.5 million, which included a $309.8 million gain related to the sale of the Cyprus, Italy, China, Germany and Morocco institutions, compared to a net loss of $3.3 million in the 2017 fiscal period. Diluted earnings per share for the six months ended June 30, 2018 was $1.75.

Adjusted EBITDA was $408.7 million for the six months ended June 30, 2018, a 5% increase compared to the six months ended June 30, 2017. On an organic constant currency basis, revenue increased 3% and Adjusted EBITDA increased 7% compared to the 2017 fiscal period.

(1) Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Balance Sheet and Capital Structure

Laureate ended the second quarter of 2018 with $402.4 million of cash on hand and $739.4 million in total liquidity, including our undrawn revolver capacity.

Further Portfolio Simplification

Throughout 2017 and early 2018, Laureate successfully implemented its Accelerator Plan designed to simplify and streamline its global portfolio of universities, saving over $75 million in annual operating expenses and focusing its geographic footprint. The divestiture of these business units, with combined annual revenues of approximately $400 million and annual Adjusted EBITDA of approximately $85 million, are expected to generate approximately $1 billion in net proceeds. A number of those transactions have already closed.

The Company now plans to divest its business units located in Europe, Asia and Central America. These additional divestitures are expected to generate over $1 billion in proceeds and create a more focused and simplified business model.

“Actions taken by the management team to simplify the business, mitigate risk, improve margins, strengthen our balance sheet and improve free cash flow generation are yielding concrete results,” said Eilif Serck-Hanssen, Chief Executive Officer. “We now intend to further simplify our portfolio and focus our operations on our large-scale markets where we have a strong track record of delivering successful outcomes for our students and all of our stakeholders. We believe that our unique competitive advantages in the retained markets, specifically superior brands, strong management capabilities, and complementary operating models will significantly strengthen Laureate’s financial position going forward.”

In aggregate, the Company anticipates that these additional transactions will result in an approximately 15% reduction in annual revenue upon completion.

“Laureate is committed to finding new owners that share our organization’s goals of providing quality, affordable higher education,” added Mr. Eilif Serck-Hanssen.

Upon the successful exit from the targeted geographies, the Company’s Latin American markets will be Brazil, Chile, Mexico, and Peru; along with its online and hybrid educational institutions in the U.S. and Australia.

The timing and ability to complete any of these transactions is uncertain, and will be subject to market and other conditions, which may include regulatory approvals and third-party consents.

Outlook for Fiscal 2018

Given our performance for the first half of 2018, we are reaffirming full-year 2018 guidance.

Based on the current foreign exchange spot rates(2), Laureate currently expects its performance for full-year 2018 to be as follows:

•                  Total enrollments in the range of 1,025,000 to 1,030,000;

•                  Revenues to be in the range of $4,260 to $4,300 million;

•                  Adjusted EBITDA to be in the range of $810 to $820 million;

•                  Capex spending at approximately 7% of revenue;

•                  Cash interest expense of approximately $250 million, reflecting the improvements in our capital structure; and

•                  Free cash flow, defined as operating cash flow less capex, expected to be approximately $100 million for 2018.

(2) Based on actual FX rates for January-July 2018, and current spot FX rates (local currency per US dollar) of MXN 18.65, BRL 3.76, CLP 645.00, PEN 3.27, EUR 0.86 for August - December 2018. FX impact may change based on fluctuations in currency rates in future periods.

An outlook for 2018 net income and a reconciliation of the forward-looking 2018 Adjusted EBITDA outlook to net income are not being provided as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlook and reconciliation.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by dialing 1-888-517-2513 (for U.S.- based callers) or 1-847-619-6533 (for international callers), and request to join the Laureate conference call, conference ID 5760587. Replays of the entire call will be available through August 16, 2018 at 1-888-843-7419 (for U.S.- based callers) and at 1-630-652-3042 (for international callers), conference ID 5760587. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s web site at www.laureate.net.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA, capital expenditures, cash interest expense, free cash flows and reported earnings per share) and all statements we make relating to our planned divestitures, the expected proceeds generated therefrom and the expected reduction in revenue resulting therefrom, are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on March 20, 2018, our Quarterly Reports on Form 10-Q filed and to be filed with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate has provided a non-GAAP measurement of Adjusted EBITDA. We have included Adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Adjusted EBITDA is reconciled from the respective measures under GAAP in the attached table “Non-GAAP Reconciliations.”

About Laureate Education, Inc.

Laureate Education, Inc. is the largest global network of degree-granting higher education institutions, with more than one million students enrolled at 60 institutions in 20 countries at campuses and online. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Key Metrics and Financial Tables

(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
	YTD 2Q	YTD 2Q	Change		As of	As of	Change
	2018	2017	Total	Organic	6/30/2018	6/30/2017	Total	Organic
Brazil	102,900	94,100	9%	9%	293,700	282,200	4%	4%
Mexico	43,600	42,600	2%	2%	187,600	191,800	(2)%	(2)%
Andean & Iberian	96,100	94,400	2%	2%	342,100	333,900	2%	2%
Central America & U.S. Campuses	29,300	29,400	—%	—%	75,500	73,800	2%	2%
EMEAA (1)	18,700	17,400	7%	10%	83,200	123,300	(33)%	1%
Online & Partnerships	17,100	18,000	(5)%	(5)%	58,900	65,900	(11)%	(11)%
Laureate	307,700	295,900	4%	4%	1,041,000	1,070,900	(3)%	1%

(1) New enrollments affected by the sale of business units in Cyprus, Italy, China, Germany and Morocco (EMEAA segment) during 2018.

Consolidated Statements of Operations

	For the three months ended June 30,			For the six months ended June 30,
IN MILLIONS	2018(2)	2017	Change	2018(2)	2017	Change
Revenues	$1,247.9	$1,277.4	$(29.5)	$2,133.2	$2,133.4	$(0.2)
Costs and expenses:
Direct costs	908.9	942.2	(33.3)	1,774.4	1,795.5	(21.1)
General and administrative expenses	73.2	91.3	(18.1)	120.5	156.9	(36.4)
Operating income	265.8	243.9	21.9	238.3	181.0	57.3
Interest income	5.4	4.5	0.9	11.6	9.2	2.4
Interest expense	(66.0)	(99.0)	33.0	(135.4)	(201.6)	66.2
Loss on debt extinguishment	—	(6.9)	6.9	(7.5)	(8.4)	0.9
Gain on derivatives	111.6	27.0	84.6	92.3	39.1	53.2
Other income (expense), net	2.1	(0.4)	2.5	4.5	0.1	4.4
Foreign currency exchange loss, net	(17.9)	(9.7)	(8.2)	(26.6)	(7.4)	(19.2)
Gain (loss) on sales of subsidiaries, net	11.8	(0.2)	12.0	309.8	(0.2)	310.0
Income from continuing operations before income taxes	312.8	159.1	153.7	486.9	11.7	475.2
Income tax expense	(88.9)	(42.0)	(46.9)	(91.4)	(14.9)	(76.5)
Net income (loss)	224.0	117.1	106.9	395.5	(3.3)	398.8
Net loss (income) attributable to noncontrolling interests	0.5	(0.7)	1.2	(2.2)	(3.2)	1.0
Net income (loss) attributable to Laureate Education, Inc.	$224.4	$116.4	$108.0	$393.3	$(6.4)	$399.7

Subtotal: accretion of Series A Preferred Stock, net and other redeemable noncontrolling interests and equity	$69.8	$(69.2)	$139.0	$12.4	$(108.1)	$120.5
Net income (loss) available to common stockholders	$294.2	$47.2	$247.0	$405.7	$(114.5)	$520.2

Basic and diluted earnings per share:
Basic weighted average shares outstanding	214.9	168.6	46.3	201.5	161.6	39.9
Diluted weighted average shares outstanding	224.4	168.7	55.7	224.5	161.6	62.9
Basic earnings (loss) per share	$1.37	$0.28	$1.09	$2.01	$(0.71)	$2.72
Diluted earnings (loss) per share	$1.00	$0.28	$0.72	$1.75	$(0.71)	$2.46

(2) Financial results for 2018 as compared to 2017 were affected by the sale of business units in Cyprus, Italy, China, Germany and Morocco (EMEAA segment) during 2018.

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the three months ended June 30,	2018	2017	Reported	Organic Constant Currency(3)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$225.6	$260.6	(13)%	(4)%	$(35.0)	$(9.3)	$—	$—	$(25.7)
Mexico	159.6	160.0	—%	3%	(0.4)	4.6	—	—	(5.0)
Andean & Iberian	486.5	434.4	12%	7%	52.1	30.3	—	—	21.8
Central America & U.S. Campuses	78.4	73.1	7%	8%	5.3	5.8	—	—	(0.5)
EMEAA	138.4	182.2	(24)%	6%	(43.8)	8.5	—	(50.5)	(1.8)
Online & Partnerships	165.0	175.5	(6)%	(6)%	(10.5)	(11.4)	—	—	0.9
Corporate & Eliminations	(5.6)	(8.4)	33%	33%	2.8	2.8	—	—	—
Total Revenues	$1,247.9	$1,277.4	(2)%	3%	$(29.5)	$31.3	$—	$(50.5)	$(10.3)

Adjusted EBITDA
Brazil	$77.9	$91.3	(15)%	(7)%	$(13.4)	$(6.0)	$1.5	$—	$(8.9)
Mexico	27.8	34.3	(19)%	(17)%	(6.5)	(5.9)	(0.3)	—	(0.3)
Andean & Iberian	208.9	183.8	14%	9%	25.1	17.1	—	—	8.0
Central America & U.S. Campuses	14.6	11.7	25%	26%	2.9	3.0	—	—	(0.1)
EMEAA	21.3	38.0	(44)%	34%	(16.7)	6.5	—	(19.0)	(4.2)
Online & Partnerships	45.4	48.8	(7)%	(7)%	(3.4)	(3.5)	—	—	0.1
Corporate & Eliminations	(34.7)	(65.9)	47%	13%	31.2	8.4	22.8	—	—
Total Adjusted EBITDA	$361.2	$341.8	6%	6%	$19.4	$19.8	$24.0	$(19.0)	$(5.4)

IN MILLIONS

			% Change		$ Variance Components
For the six months ended June 30,	2018	2017	Reported	Organic Constant Currency(3)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Brazil	$348.4	$377.5	(8)%	1%	$(29.1)	$2.1	$—	$—	$(31.2)
Mexico	315.5	310.8	2%	—%	4.7	(1.3)	—	—	6.0
Andean & Iberian	702.7	615.5	14%	8%	87.2	46.8	—	—	40.4
Central America & U.S. Campuses	157.4	149.5	5%	6%	7.9	8.9	—	—	(1.0)
EMEAA	285.5	342.0	(17)%	7%	(56.5)	19.5	—	(79.7)	3.7
Online & Partnerships	333.0	352.6	(6)%	(6)%	(19.6)	(21.9)	—	—	2.3
Corporate & Eliminations	(9.3)	(14.5)	36%	36%	5.2	5.2	—	—	—
Total Revenues	$2,133.2	$2,133.4	—%	3%	$(0.2)	$59.3	$—	$(79.7)	$20.2

Adjusted EBITDA
Brazil	$51.9	$52.2	(1)%	11%	$(0.3)	$6.0	$3.7	$—	$(10.0)
Mexico	58.3	72.1	(19)%	(20)%	(13.8)	(14.7)	(0.4)	—	1.3
Andean & Iberian	202.0	165.3	22%	16%	36.7	27.0	—	—	9.7
Central America & U.S. Campuses	32.2	28.7	12%	13%	3.5	3.8	—	—	(0.3)
EMEAA	44.5	67.8	(34)%	30%	(23.3)	11.3	—	(29.5)	(5.1)
Online & Partnerships	90.4	102.9	(12)%	(12)%	(12.5)	(12.5)	—	—	—
Corporate & Eliminations	(70.6)	(98.6)	28%	5%	28.0	5.2	22.8	—	—
Total Adjusted EBITDA	$408.7	$390.4	5%	7%	$18.3	$26.1	$26.1	$(29.5)	$(4.4)

(3) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets, as well as the impact of a $22.8 million expense recorded in 2017 related to the portion of the April 2017 refinancing transactions that was deemed to be a debt modification. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2017 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	June 30, 2018	December 31, 2017	Change
Assets
Cash and cash equivalents	$402.4	$468.7	$(66.3)
Receivables (current), net	449.9	357.9	92.0
Other current assets	383.4	359.7	23.7
Current assets held for sale	36.0	102.6	(66.6)
Property and equipment, net	1,793.9	1,934.9	(141.0)
Goodwill and other intangible assets	3,091.0	3,286.2	(195.2)
Other long-term assets	496.9	489.3	7.6
Long-term assets held for sale	276.9	392.4	(115.5)
Total assets	$6,930.5	$7,391.7	$(461.2)

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$550.3	$618.4	$(68.1)
Deferred revenue and student deposits	352.0	312.4	39.6
Total long-term debt, including current portion	2,914.0	3,361.3	(447.3)
Total due to shareholders of acquired companies, including current portion	59.9	79.6	(19.7)
Other liabilities	761.2	747.6	13.6
Current and long-term liabilities held for sale	165.0	271.1	(106.1)
Total liabilities	4,802.4	5,390.4	(588.0)
Convertible redeemable preferred stock	—	400.3	(400.3)
Redeemable noncontrolling interests and equity	13.0	13.7	(0.7)
Total stockholders’ equity	2,115.1	1,587.3	527.8
Total liabilities and stockholders’ equity	$6,930.5	$7,391.7	$(461.2)

Consolidated Statements of Cash Flows

	For the six months ended June 30,
IN MILLIONS	2018	2017	Change
Cash flows from operating activities
Net income (loss)	$395.5	$(3.3)	$398.8
Depreciation and amortization	130.2	131.5	(1.3)
(Gain) loss on sales of subsidiaries and disposal of property and equipment, net	(309.9)	1.9	(311.8)
Gain on derivative instruments	(92.7)	(39.4)	(53.3)
Loss on debt extinguishment	7.5	8.4	(0.9)
Unrealized foreign currency exchange loss	18.7	11.8	6.9
Income tax receivable/payable, net	12.0	(21.9)	33.9
Working capital, excluding tax accounts	(220.9)	(338.5)	117.6
Other non-cash adjustments	61.6	108.7	(47.1)
Net cash provided by (used in) operating activities	1.8	(140.8)	142.6
Cash flows from investing activities
Purchase of property and equipment	(93.7)	(86.8)	(6.9)
Expenditures for deferred costs	(7.7)	(8.2)	0.5
Receipts from sales of subsidiaries and property and equipment, net of cash sold	374.7	0.5	374.2
Settlement of derivatives related to sale of subsidiaries	(10.0)	—	(10.0)
Investing other, net	1.0	(0.9)	1.9
Net cash provided by (used in) investing activities	264.3	(95.5)	359.8
Cash flows from financing activities
Decrease in long-term debt, net	(373.0)	(304.6)	(68.4)
Payments of deferred purchase price for acquisitions	(5.9)	(6.3)	0.4
Proceeds from issuance of convertible redeemable preferred stock, net of issuance costs	—	55.3	(55.3)
Payment of dividends on Series A Preferred Stock	(11.1)	—	(11.1)
Proceeds from initial public offering, net of issuance costs	—	456.6	(456.6)
Payments of debt issuance costs and redemption and call premiums for debt modification	(0.3)	(76.5)	76.2
Financing other, net	(2.8)	(1.2)	(1.6)
Net cash (used in) provided by financing activities	(393.1)	123.2	(516.3)
Effects of exchange rate changes on cash and cash equivalents and restricted cash	(12.7)	19.3	(32.0)
Change in cash included in current assets held for sale	31.3	—	31.3
Net change in cash and cash equivalents and restricted cash	(108.4)	(93.8)	(14.6)
Cash and cash equivalents and restricted cash at beginning of period	693.7	654.3	39.4
Cash and cash equivalents and restricted cash at end of period	$585.3	$560.5	$24.8

Non-GAAP Reconciliation

	For the three months ended June 30,			For the six months ended June 30,
IN MILLIONS	2018	2017	Change	2018	2017	Change
Net income (loss)	$224.0	$117.1	$106.9	$395.5	$(3.3)	$398.8
Plus:
Income tax expense	88.9	42.0	46.9	91.4	14.9	76.5
Income from continuing operations before income taxes	312.8	159.1	153.7	486.9	11.7	475.2
Plus:
(Gain) loss on sale of subsidiaries, net	(11.8)	0.2	(12.0)	(309.8)	0.2	(310.0)
Foreign currency exchange loss, net	17.9	9.7	8.2	26.6	7.4	19.2
Other (income) expense, net	(2.1)	0.4	(2.5)	(4.5)	(0.1)	(4.4)
Gain on derivatives	(111.6)	(27.0)	(84.6)	(92.3)	(39.1)	(53.2)
Loss on debt extinguishment	—	6.9	(6.9)	7.5	8.4	(0.9)
Interest expense	66.0	99.0	(33.0)	135.4	201.6	(66.2)
Interest income	(5.4)	(4.5)	(0.9)	(11.6)	(9.2)	(2.4)
Operating income	265.8	243.9	21.9	238.3	181.0	57.3
Plus:
Depreciation and amortization	62.4	67.0	(4.6)	130.2	131.5	(1.3)
EBITDA	328.2	310.9	17.3	368.5	312.5	56.0
Plus:
Share-based compensation expense(4)	7.7	12.9	(5.2)	3.9	35.3	(31.4)
EiP implementation expenses(5)	25.3	18.1	7.2	36.3	42.6	(6.3)
Adjusted EBITDA	$361.2	$341.8	$19.4	$408.7	$390.4	$18.3

(4) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718.

(5) EiP implementation expenses are related to our enterprise-wide initiative to optimize and standardize our processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. The first wave of EiP began in 2014 and was substantially completed in 2017, and includes the establishment of regional SSOs around the world, as well as improvements to our system of internal controls over financial reporting. Given the success of the first wave of EiP, we have expanded the initiative into other back- and mid-office areas, as well as certain student-facing activities, in order to generate additional efficiencies and create a more efficient organizational structure. Also included in EiP are certain non-recurring costs incurred in connection with the planned dispositions and the completed dispositions during 2018.

Investor Relations Contact:

ir@laureate.net

Media Contacts:

Laureate Education

Tanea Jackson

Tanea.Jackson@laureate.net

U.S.: +1 (443) 627 7541

Source: Laureate Education, Inc.